Exhibit 99.1

For immediate release

LS&CO. Implements New Strategy to Strengthen Dockers® Brand

in Europe

Brussels (December 6, 2004) – Levi Strauss Europe today announced a new strategy and business model for its Dockers® business in Europe. This follows the strategic decision made by Levi Strauss & Co. in October to retain the Dockers® brand after exploring its possible sale.

The company expects that the changes will improve the brand’s financial performance by reducing complexity through a more streamlined organization. The European Dockers® business is currently based in Amsterdam. The new business model will consist of a smaller, more centrally run organisation based in Brussels, which is the European headquarters of Levi Strauss & Co. The company believes this move will allow the brand to reduce its facility costs as well as leverage the resources of the larger Levi Strauss Europe organisation. The company anticipates that the move to Brussels will take place by the third quarter of 2005, resulting in the closure of the Amsterdam office and the redundancy of approximately 50 positions currently based there.

“Dockers® is a great brand and we see opportunities to improve its financial performance in Europe”, said Paul Mason, president of Levi Strauss Europe. “For financial performance to improve, we have to build on the core brand attributes of style and performance and focus on the products that meet the needs of our consumers and retailers, while optimising our infrastructure and resources by integrating the Dockers® brand with the rest of our organisation in Brussels.”

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As well as streamlining the organisation, the company is in the process of rationalising the Dockers® product line in Europe, focusing on the core products that are most relevant for European consumers. These changes in the product range will be reflected at retail stores in the Fall of 2005.

The company also announced that Keith Harkess, President of the European Dockers® Brand, Nick Vance, Brand Marketing Director, and Peter Ruis, Brand Merchandise Director, have decided to leave the company.

During the transition phase, the Dockers® brand will be run by an interim leadership team, reporting directly to Paul Mason.

“The sale exploration process we conducted this summer showed us there are opportunities to take a fresh look at how we operate and how we can create efficiencies that will allow us to build on the global strengths of the brand,” said Mason. “Yet I deeply regret the impact this decision will have on our Dockers® employees, particularly during a very challenging year.”

The Dockers® brand is one of the world’s largest apparel brands, with 2003 worldwide sales of approximately $1 billion, as well as approximately $400 million in licensee wholesale sales. In Europe, the Dockers® brand generated approximately 10% of the $1 billion worldwide Dockers® brand sales and approximately 10% of Levi Strauss Europe net sales. It is the leading casual pants brand in the United States and has a worldwide presence with sales in more than 50 countries in North America, Latin America, Europe and Asia.

Levi Strauss & Co. (LS&CO.) is one of the world’s largest brand-name apparel marketers with net sales of $4.1 billion in 2003 and $2.9 billion for the nine months ended August 29, 2004. The company manufactures and markets branded jeans and casual sportswear under the Levi’s®, Dockers® and Levi Strauss Signature™ brands.

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This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “possible,” “potential” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2003, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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For more information, contact:

Levi Strauss European Press Office	Louise Weston - Edelman
Tel: +32 2 641 6580	Tel: +44 207 344 1302
E-mail: europe.press.office@levi.com	E-mail: louise.weston@edelman.com